Principal Funds 711 High Street, Des Moines, IA 50392 800 222 5852 tel www.principalfunds.com

AMENDMENT
TO
SUPPLEMENT TO THE GLOBAL CUSTODY AGREEMENT
HONG KONG - CHINA - CONNECT SERVICE

This Amendment ("Amendment") is made as of the 10th day of July, 2019, by and between Principal Funds, Inc. (the "Client") and The Bank of New York Mellon ("BNY Mellon").
BACKGROUND:

A.	BNY Mellon and the Client entered into a Supplement to the Global Custody Agreement Hong Kong - China - Connect Service dated as of April 16, 2018, as amended to date (the "Letter Agreement").

B.	The parties desire to amend the Letter Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	The Letter Agreement is hereby amended by deleting paragraph (e)(iv) and replacing it in its entirety with the following:

"(iv) Client acknowledges and agrees that settlement of sale or purchase trades for China Connect Bonds will be in CNY and will be settled on the Client instructed date (which can be trade date, T+l or T+2 but will be T+2 for the Portfolios as foreign investors) on a delivery (receive) versus payment basis where either SCH or CCDC is the depository and settlement venue on a fully matched and affirmed transaction by SCH or CCDC. Settlement instructions will be matched and affirmed at CCDC or SCH by 12pm Hong Kong time (or other timing as may be stipulated by the market) on settlement date, at which such point, and if affirmed by the relevant Broker as market maker/counterparty and CMU, CCDC or SCH will block the China Connect Bonds earmarked for the trade. Cash for a purchase of China Connect Bonds must be received by 5pm Hong Kong time (or other timing as may be stipulated by the market) at CCDC or SCH. Settlement is effected by 5pm Hong Kong time (or other timing as may be stipulated by the market). For a sale, China Connect Bonds will be credited to the relevant Broker as market maker/counterparty and the transfer of corresponding cash proceeds made to the CMU account of the relevant Broker as market maker/counterparty. Upon receipt of cash proceeds, CMU will transfer the funds to the Subcustodian for onward credit to BNYM for the relevant Portfolio.

For a purchase, CCDC or SCH will credit China Connect Bonds to a CMU account and the corresponding cash proceeds to the relevant Broker as market maker/counterparty. CMU will settle the transaction in its system and send an advice to the Subcustodian for onward credit of China Connect Bonds to the relevant China Connect Account.

Paragraph (g) below details the exceptional circumstances in which trades may fail."

2.	Appendix A to the Letter Agreement is hereby deleted in its entirety and replaced with Appendix A attached hereto.

3.	Miscellaneous.

(a)
Capitalized terms not defined in this Amendment shall have the same meanings as in the Letter Agreement. In the event of a conflict between the terms hereof and the Letter Agreement, as to services described in this Amendment, this Amendment shall control.

(b)	As hereby amended and supplemented, the Letter Agreement shall remain in full force and effect.

(c)
The Letter Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

(d)
This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

Agreed and accepted by:

/s/ Sara Reece
For and on behalf of Principal Funds, Inc.

/s/ Dan L. Westholm
For and on behalf of Principal Funds, Inc.
Principal Funds, Inc.

Acknowledged by:

/s/ Sandra Ricardo
The Bank of New York Mellon

Appendix A

This Appendix A, amended and restated as of July 10, 2019, is the Appendix A to the Supplement To The Global Custody Agreement Hong Kong - China - Connect Service between Principal Funds, Inc. and The Bank of New York Mellon dated April 16, 2018.

China Connect Listed Stock for:

394385	Principal Funds, Inc. - Diversified International Fund
394387	Principal Funds, Inc. - International Emerging Markets Fund
397857	Principal Funds, Inc. - Global Multi-Strategy Fund
395534	Principal Funds, Inc. - Global Diversified Income Fund
399859	Principal Funds, Inc. - Origin Emerging Market Fund

China Connect Bond for:

395534	Principal Funds, Inc. - Global Diversified Income Fund
397857	Principal Funds, Inc. - Global Multi-Strategy Fund
499074	Principal Funds, Inc. - Finisterre Unconstrained Emerging Markets Bond Fund

IN WITNESS WHEREOF , the parties hereto have caused this Appendix A to be executed by their officers designated below effective as of the date and year first above written.

PRINCIPAL FUNDS, INC.

By:	/s/ Sara L. Reece	By:	/s/ Dan L. Westholm
Name:	Sara L. Reece	Name:	Dan L. Westholm
Title:	Vice President & Controller	Title:	Assistant Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Sandra Ricardo
Name:	Sandra Ricardo
Title:	Vice President